Exhibit 99.1

LNB Bancorp, Inc. Declares Quarterly Dividend on Series B Preferred Shares

LORAIN, Ohio--(BUSINESS WIRE)--July 28, 2009--The Board of Directors of LNB Bancorp, Inc. (NASDAQ: LNBB) has declared a cash dividend of $12.50 per share, or approximately $315,000, on LNB’s Fixed Rate Cumulative Perpetual Preferred Stock Series B, payable on August 17, 2009 to the shareholder of record as of August 7, 2009.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com

CONTACT:
For LNB Bancorp, Inc.
W. John Fuller, 216-978-7643